VolitionRx Appoints David Vanston as Chief Financial Officer

NAMUR, Belgium, April 11, 2017 /PRNewswire/ -- VolitionRx Limited (NYSE MKT: VNRX), is delighted to announce that David Vanston (FCCA, MBA) joined Volition as its new Chief Financial Officer, effective 10th April 2017. Mr. Vanston joins Volition from Octo Telematics, a high-growth technology company based in Boston, where he was the Senior Controller for the U.S. business. Mr. Vanston will be responsible for leading Volition’s finances and will play a key role in Volition’s increased global activity. Mr. Vanston succeeds David Kratochvil who tendered his resignation in November 2016, but kindly agreed to continue in the role during his notice period until his successor was found.

Mr Vanston brings with him a strong background as an international finance executive and a senior controller, including extensive experience in Sarbanes-Oxley compliance and implementation of successful change programs. He has worked in a variety of sectors from manufacturing and technology to life sciences, with globally-listed companies whose revenues range from $20 million to $700 million.

Volition’s Chief Executive Officer Cameron Reynolds commented: “I am delighted that David is joining Volition. I am confident that given his background and experience, David will add value as we become a revenue-generating company.” Mr. Reynolds added, “We would also like to thank Mr. Kratochvil for his contributions to Volition during his tenure with us and we wish him well in his future endeavours.”

Mr. Vanston has 20 years of financial management experience. Prior to Volition and Octo Telematics, Mr. Vanston held positions as Vice President of Excorp Medical, Inc., an early-stage company, Chief Financial Officer for GrowHow Ltd and Vice President Europe, Finance for Monster Worldwide, Inc. Mr Vanston managed and oversaw the accounting, finance, tax, treasury, financial planning and analysis of the business.

Mr Vanston is a certified chartered accountant and holds an MBA from Warwick Business School.

About Volition

Volition is a multi-national life sciences company developing simple, easy to use blood-based cancer tests to accurately diagnose a range of cancers. The tests are based on the science of Nucleosomics®, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid -- an indication that disease is present.

As cancer screening programs become more and more widespread, our products aim to help to diagnose a range of cancers quickly, simply, accurately and cost effectively. Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life.

Volition’s research and development activities are currently centered in Belgium, with additional offices in London, New York, Texas and Singapore, as the company focuses on bringing its diagnostic products to market first in Europe, then in the U.S. and ultimately, worldwide.

For more information about Volition, visit Volition’s website (http://www.volitionrx.com) or connect with us via:

Twitter: https://twitter.com/volitionrx

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The contents found at Volition’s website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document. The addresses for Volition’s website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Media / Investor Contacts

Louise Day, Volition L.day@volitionrx.com +44 (0)7557 774620	Scott Powell, Volition S.powell@volitionrx.com +1 (646) 650 1351
Tirth Patel, Edison Advisors tpatel@edisongroup.com +1 (646) 653 7035	Rachel Carroll, Edison Advisors rcarroll@edisongroup.com +44 (0)20 3077 5711
Sarah Roberts, Vane Percy & Roberts sarah@vanepercy.com +44 (0)1737 821 890

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to the effectiveness of Volition’s bodily-fluid-based diagnostic tests as well as Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, if we fail to develop and commercialize diagnostic products, we may be unable to execute our plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products in the clinical IVD market; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic products Volition might develop; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics®, NuQ®, Nu.QTM and HyperGenomics® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners.